Exhibit 5.2

525 – 8th Avenue S.W., 46th Floor
Eighth Avenue Place East
Calgary, Alberta T2P 1G1 P.403.776.3700 www.torys.com

September 10, 2026

PS Canada Finance ULC

701 Western Avenue

Glendale, CA 91201

Public Storage Operating Company

701 Western Avenue

Glendale, CA 91201

Public Storage

701 Western Avenue

Glendale, CA 91201

RE: Offering of C$400,000,000 Aggregate Principal Amount of 4.540% Senior Notes due 2033

Ladies and Gentlemen:

We have acted as Alberta counsel for PS Canada Finance ULC, an unlimited liability company organized under the laws of the Province of Alberta (the “Company”), Public Storage, a Maryland real estate investment trust, and Public Storage Operating Company, a Maryland real estate investment trust (together with Public Storage, the “Guarantors”), in connection with the offering by the Company of C$400,000,000 aggregate principal amount of 4.540% Senior Notes due 2033 (the “Notes”), fully and unconditionally guaranteed by the Guarantors, pursuant to a registration statement on Form S-3 (File No. 333-283556) filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) on December 2, 2024, as amended by a post-effective amendment thereto filed with the SEC under the U.S. Securities Act on September 8, 2026. The Notes are to be sold pursuant to an underwriting agreement dated as of September 9, 2026 among the Company, the Guarantors and the several underwriters named therein, and issued pursuant to the provisions of an indenture dated as of September 16, 2026 hereof among the Company, the Guarantors, and Computershare Trust Company, N.A., as trustee, as supplemented by a supplemental indenture dated as of September 16, 2026.

We, as your Alberta counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and directors, as the case may be, and officers of the Company that we reviewed were and are accurate as of the date hereof and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate as of the dates thereof and the date hereof.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the creation, issuance and sale of the Notes has been duly authorized by all necessary corporate action of the Company.

We are qualified to practice law in the Province of Alberta and we do not express any opinion with respect to the laws of any jurisdiction other than the laws of the Province of Alberta and the federal laws of Canada applicable therein (including in respect of the Business Corporations Act (Alberta)). All opinions with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein are given by members of The Law Society of Alberta.

This opinion letter has been prepared for use in connection with the filing by Public Storage of a Current Report on Form 8-K (the “Form 8-K”) on the date hereof, which will be incorporated by reference into the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act.

Very truly yours,

/s/ Torys LLP